UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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KNOWLES CORPORATION

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Additional Information Regarding

the 2020 Annual Meeting of Shareholders

to be held on April 28, 2020

On April 6, 2020, Knowles Corporation (the “Company”) issued a press release announcing that the Company’s 2020 Annual Meeting will now be held by means of a virtual format only. The press release is being filed herewith as definitive additional soliciting material. The press release should be read in conjunction with the Company’s definitive proxy statement, dated March 11, 2020, relating to the Company’s 2020 Annual Meeting of Shareholders.

For immediate release

Financial Contact: Mike Knapp Knowles Investor Relations Phone: (630) 238-5236 Email: mike.knapp@knowles.com

Knowles to Host Its 2020 Annual Meeting of Shareholders in Virtual Format

ITASCA, Ill., Apr. 6, 2020 — Knowles Corporation (NYSE: KN), a market leader and global provider of advanced micro-acoustic, audio processing, and precision device solutions, announced today a change in location for the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) to a virtual format only.

Due to the public health impact of the coronavirus pandemic (COVID-19) and to support the health and well-being of its shareholders, employees and their families, the Company will hold the 2020 Annual Meeting in a virtual meeting format only, via live webcast. Shareholders will not be able to attend the 2020 Annual Meeting physically in person.

• Virtual meeting date and time:	Tuesday, April 28, 2020 at 9:15 a.m., Central Time
• Virtual meeting website:	www.virtualshareholdermeeting.com/KN2020

As described in the Company’s proxy statement for the 2020 Annual Meeting, all shareholders of record at the close of business on March 2, 2020 (the record date) or beneficial owners of shares who hold a legal proxy for the meeting provided by their bank, broker or other nominee are entitled to vote at the 2020 Annual Meeting. Shareholders can attend the 2020 Annual Meeting online, vote their shares electronically and submit their questions during the meeting by visiting www.virtualshareholdermeeting.com/KN2020 and entering the 16-digit control number included on the Notice, proxy card, or voting instruction form previously received. Shares held in a shareholder’s name as the shareholder of record may be voted electronically during the 2020 Annual Meeting. Shares for which a shareholder is the beneficial owner but not the shareholder of record also may be voted electronically during the 2020 Annual Meeting. Follow the instructions available on the meeting website during the meeting to vote.

The virtual meeting website will provide technical assistance to shareholders experiencing issues accessing the 2020 Annual Meeting. The technical support contact information will appear on the meeting website prior to the start of the meeting.

Whether or not a shareholder plans to attend the virtual 2020 Annual Meeting, the Company urges shareholders to vote and submit their proxy in advance of the meeting by using one of the methods described in the proxy materials for the 2020 Annual Meeting made available to shareholders on or about March 11, 2020. The proxy card or voting instruction form previously received will not be updated to reflect the change to a virtual meeting and may continue to be used by shareholders to vote their shares in connection with the 2020 Annual Meeting.

About Knowles

Knowles Corporation (NYSE: KN) is a market leader and global provider of advanced micro-acoustic, audio processing, and precision device solutions, serving the mobile consumer electronics, communications, medtech, defense, automotive, and industrial markets. Knowles uses its leading position in MEMS (micro-electro-mechanical systems) microphones and strong capabilities in audio processing technologies to optimize audio systems and improve the user experience in mobile, ear, and IoT applications. Knowles is also the leader in acoustic components, high-end capacitors, and mmWave RF solutions for a diverse set of markets. Knowles’ focus on the customer, combined with unique technology, proprietary manufacturing techniques, rigorous testing, and global scale, enables it to deliver innovative solutions that optimize the user experience. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in 12 countries. The company was spun out from Dover Corporation in 2014 and has been focused on reshaping its business portfolio and investing in high value solutions to diversify its revenue and increase exposure to high-growth markets. For more information, visit knowles.com.